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                                 EXHIBIT 21.1

     All subsidiaries listed below were in existence as of June 15, 1997

     Direct Subsidiaries of the Company (Delaware)

     1.  Cosmar Corporation (Delaware)
     2.  Renaissance Guarantor, Inc. (Delaware)
     3.  RCI China, Inc.

     Direct Subsidiaries of Cosmar Corporation

     1.  Dana Perfumes Corp. (Delaware)
     2.  Great American Cosmetics, Inc. (New York)

     Direct Subsidiaries of Dana Perfumes Corp.

     1.  Marcafin S.A. (Switzerland)
     2.  Estalvi S.A. (Switzerland)
     3.  Financiera de Perfumeria S.A. (Panama)
     4.  Perfumes Dana S.A.I.C. (Argentina)
     5.  Perfumes Dana do Brasil, S.A. (Brazil)
     6.  Dana S.A. (Spain)
     7.  Dana Perfumes (Pty), Ltd. (South Africa)
     8.  Dana U.K. Limited (U.K.)
     9.  MEM Company, Inc. (New York)
     10. Houbigant (1995) Limited (Canada)
     11. RSH 149 S.A.R.L. (France)

     Direct Subsidiaries of Estalvi S.A.

     1.  C.O.M.I.N.S.A. (Panama)
     2.  Parfums Dana Export Corp. (New York)

     Direct Subsidiary of C.O.M.I.N.S.A.

     1.  Perfumes and Cosmetics Importers, Inc. (Puerto Rico)

     Direct Subsidiary of Financiera de Perfumeria S.A.

     1.  Dana Perfumes (Canada) Limited (Canada)

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     Direct Subsidiaries of MEM Company, Inc.

     1.  Tinkerbell, Inc. (New York)
     2.  MEM Company (Canada) Ltd. (Canada)
     3.  St. Thomas Leatherworks Limited (Jamaica)
     4.  Alliance Trading Co., Inc. (Puerto Rico)
     5.  Tom Fields (U.K.) Ltd. (U.K.)
     6.  St. Thomas Holdings Inc. (Delaware)